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                             EXHIBIT 3.1

                     CERTIFICATE OF INCORPORATION











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EXHIBIT 3.1
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                                                    STATE OF DELAWARE
                                                   SECRETARY OF STATE
                                                DIVISION OF CORPORATIONS
                                                FILED 09:00 AM 04/09/2001
                                                   010144299 - 3378722



                     CERTIFICATE OF INCORPORATION
                                  OF
                      BLUESTAR ENTERPRISES, INC.


      FIRST:  The name of the corporation shall be Bluestar
Enterprises, Inc.

      SECOND:  Its registered office is to be located at 25
Greystone Manor, in the city of Lewes, County of Sussex, Delaware, 19958-9776. The registered agent is Harvard Business Services, Inc. whose address is the same as above.

      THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

      FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

      FIFTH:  The name and address of the incorporator is as follows:

                        William Tay
                        1422 Chestnut St., Suite #410
                        Philadelphia, PA 19102-2510

      SIXTH: The Board of Directors shall have the power to amend or repeal the by-laws.

      SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directory's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 9th day of April, A.D., 2001.



                                    /s/ William Tay
                                    -------------------------
                                    William Tay, Incorporator

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